                            SCHEDULE 14A INFORMATION
                                (Rule 14a-101)

                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
             THE SECURITIES EXCHANGE ACT OF 1934 (Amendment No. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                            AVANIR PHARMACEUTICALS
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                             AVANIR PHARMACEUTICALS
                       9393 TOWNE CENTRE DRIVE, SUITE 200
                        SAN DIEGO, CALIFORNIA 92121-3016

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 11, 1999
                            ------------------------

     We will hold a Special Meeting of Shareholders on May 11, 1999, at 11:00 a.m., at our offices at 9393 Towne Centre Drive, Suite 200, San Diego, California 92121, for the following purposes:

     1. Approve the issuance of more than 20% of the outstanding shares of Class A Common Stock pursuant to certain financing transactions.

     2. Transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only shareholders of record at the close of business on March 25, 1999 will be entitled to notice of and to vote at the meeting or any adjournment thereof. As a shareholder, you are cordially invited to be present and vote at the meeting in person.

                                          By Order of the Board of Directors,
                                          /s/ Gregory P. Hanson
                                          GREGORY P. HANSON
                                          Secretary

San Diego, California

April 13, 1999


     PLEASE ENTER YOUR VOTE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. YOUR VOTE IS VERY IMPORTANT TO US. A MAJORITY OF THE ISSUED AND OUTSTANDING SHARES MUST BE REPRESENTED, EITHER IN PERSON OR BY PROXY, TO CONSTITUTE A QUORUM FOR THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON EVEN THOUGH YOU SEND IN YOUR PROXY NOW.

                             AVANIR PHARMACEUTICALS

                                PROXY STATEMENT
                                      FOR

                        SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 11, 1999

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
GENERAL INFORMATION.........................................    1

SHARES OUTSTANDING AND VOTING RIGHTS........................    1

PROPOSAL ONE
  APPROVAL OF ISSUANCE OF MORE THAN 20% OF THE OUTSTANDING
     SHARES OF CLASS A COMMON STOCK.........................    6

OTHER BUSINESS..............................................    8

ATTACHMENT A -- DESCRIPTION OF THE PREFERRED STOCK
  AGREEMENT, SERIES D PREFERRED STOCK, THE WARRANTS AND THE
  EQUITY LINE AGREEMENT.....................................  A-1

                             AVANIR PHARMACEUTICALS
                       9393 TOWNE CENTRE DRIVE, SUITE 200
                        SAN DIEGO, CALIFORNIA 92121-3016

                            ------------------------

                              PROXY STATEMENT FOR
                        SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 11, 1999
                            ------------------------

                              GENERAL INFORMATION

     The Board of Directors (the "Board") of AVANIR Pharmaceuticals, a California corporation (the "Company"), solicits your proxy (in the enclosed form) for use at the special meeting of the Company's shareholders (the "Shareholders") to be held on May 11, 1999 at 11:00 a.m. at the Company's offices at 9393 Towne Centre Drive, Suite 200, San Diego, California 92121 (the "Meeting"). The purposes of the Meeting are set forth in the accompanying notice. The mailing of this Proxy Statement and the accompanying form of proxy to the Shareholders is expected to occur on or about April 14, 1999.

     The shares represented by any proxy in the enclosed form will be voted in accordance with the instructions given on the proxy if the proxy is properly executed and is received by the Company prior to the close of voting at the Meeting or any adjournment or postponement thereof. Proxies received by the Company on which no contrary instruction has been given will be voted "FOR" the issuance of more than 20% of the Company's outstanding shares of Class A Common Stock and, as recommended by the Board of Directors in its discretion, with regard to all other matters which may properly come before the Meeting. A shareholder giving a proxy has the power to revoke it at any time before it is exercised. A proxy may be revoked by filing with the Secretary of the Company an instrument revoking it or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if the person executing the proxy is present at the Meeting and votes in person.

     Copies of solicitation material will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names which are beneficially owned by others ("record holders") to forward such material to the beneficial owners. The Company may reimburse such persons for their cost of forwarding the solicitation material to the beneficial owners. Original solicitation of proxies by mail may be supplemented, if deemed desirable or necessary, by one or more of telephone, telegram, facsimile, or personal solicitation by directors, officers, or employees of the Company. The Company will not pay any additional compensation to its directors, officers or employees for any such services. The Company reserves the right, if deemed desirable or necessary, to retain a proxy solicitation firm or other third parties to deliver solicitation material to record holders for distribution by them to the beneficial owners and to assist the Company in collecting or soliciting proxies from such holders. The costs of these services, exclusive of out-of-pocket costs, is not expected to exceed $25,000. Except as described above, the Company does not intend to solicit proxies other than by mail.

                      SHARES OUTSTANDING AND VOTING RIGHTS

     Only holders of shares of Class A Common Stock and Class B Common Stock of record as of the close of business on March 25, 1999 are entitled to notice of and to vote at the Meeting. On the record date, there were issued and outstanding 40,941,292 shares of Class A Common Stock and 65,000 shares of Class B Common Stock (collectively, the "Shares"). (There is currently a dispute with Dr. David H. Katz, the former president and chief executive officer and a former director of the Company, as to the status of certain of his shares of Class A Common Stock and Class B Common Stock. See Footnotes 20 and 21 to "Security Ownership of Certain Beneficial Owners and Management"). Each share of Class A Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to five votes on all matters to be voted on at the Meeting.

     The presence, in person or by proxy duly authorized, of the holders of a majority of the Shares will constitute a quorum for the transaction of business at the Meeting and any continuation or adjournment thereof. Shares that are voted "FOR", "AGAINST" or "ABSTAIN" on a proposal are treated as being present at the Meeting for the purpose of establishing a quorum and are treated as shares entitled to vote at the Meeting ("Votes Cast") with respect to such proposal.

     The proposal to issue more than 20% of the Company's outstanding shares of Class A Common Stock, submitted to the Shareholders in the enclosed proxy, must be approved by the vote of a majority of the Votes Cast, whether in person or by proxy. Abstentions therefore will have the same effect as a vote against the proposal. Broker non-votes (i.e. shares held by a broker or nominee which are represented at the Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular purpose) will be counted for the broker purpose of establishing a quorum for the transaction of business, but such non-votes will not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which a broker has expressly not voted. A broker non-vote will not affect the outcome of the voting on a proposal.

     Your execution of the enclosed proxy will not affect your right as a shareholder to attend the Meeting and to vote in person. Any Shareholder giving a proxy has a right to revoke it at any time by either (i) a later-dated proxy,
(ii) a written revocation sent to and received by the Secretary of the Company prior to the Meeting, or (iii) attendance at the Meeting and voting in person.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership (as defined by Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of the Company's voting shares (Class A Common Stock and Class B Common Stock) as of March 25, 1999 by: (i) each director and named executive officer of the Company; (ii) all current executive officers and directors of the Company as a group; and (iii) each person or "group" of persons (as defined under Section 13(d)(3) of the Exchange Act) known by the Company to own beneficially 5% or more of the outstanding shares or voting power of the Company's voting securities. The table is based upon information supplied by directors, officers and principal shareholders. Unless otherwise indicated, each of the listed persons has sole voting and sole investment power with respect to the shares of the Shares beneficially owned, subject to community property laws where applicable.

                                                           AMOUNT AND                 PERCENT OF
                              NAME AND ADDRESS OF          NATURE OF                    TOTAL
                                  BENEFICIAL               BENEFICIAL    PERCENT OF     VOTING
   TITLE OF CLASS        OWNER OR IDENTITY OF GROUP(1)    OWNERSHIP(2)    CLASS(2)     POWER(3)
   --------------       -------------------------------   ------------   ----------   ----------
Class A Common Stock    Gerald J. Yakatan(4)                 423,451       1.02%        1.02%
Class B Common Stock                                              --         --
Class A Common Stock    George P. Rutland(5)                 252,500         *            *
Class B Common Stock                                              --         --
Class A Common Stock    Dennis J. Carlo(6)                    30,000         *            *
Class B Common Stock                                              --         --
Class A Common Stock    Michael W. George(7)                  32,000         *            *
Class B Common Stock                                              --         --
Class A Common Stock    James B. Glavin(8)                    30,000         *            *
Class B Common Stock                                              --         --
Class A Common Stock    Edward L. Hennessy, Jr.(9)            80,000         *            *
Class B Common Stock                                              --         --
Class A Common Stock    Kenneth E. Olson(10)(11)             250,067         *            *
Class B Common Stock                                          16,000       24.62%
Class A Common Stock    Stuart A. Samuels(12)                 71,667         *            *
Class B Common Stock                                              --         --
Class A Common Stock    Joseph E. Smith(13)                   30,000         *            *
Class B Common Stock                                              --         --
Class A Common Stock    James E. Berg(14)                    158,408         *            *
Class B Common Stock                                              --         --
Class A Common Stock    J. David Hansen(15)                   55,000         *            *
Class B Common Stock                                              --         --
Class A Common Stock    Gregory P. Hanson(16)                 56,000         *            *
Class B Common Stock                                              --         --
Class A Common Stock    Timothy R. Russell(17)               285,951         *            *
Class B Common Stock                                              --         --
Class A Common Stock    All officers and directors as a    1,755,044       4.15%        4.30%
                        group
Class B Common Stock    (thirteen persons)(18)(19)            16,000       24.62%
Class A Common Stock    David H. Katz(20)(21)              3,441,193       7.97%        11.73%
Class B Common Stock                                         375,000       88.44%

---------------
  *  Indicates less than one percent (1%).

 (1) The address for all persons shown, except for Dr. Katz, is c/o AVANIR Pharmaceuticals, 9393 Towne Centre Drive, Suite 200, San Diego, California 92121. The address for Dr. Katz is 1775 La Jolla Rancho Road, La Jolla, California 92037.

 (2) Based upon 40,941,292 shares of Class A Common Stock and 65,000 shares of Class B Common Stock outstanding as of March 25, 1999. The percentage ownership and voting power for each shareholder (or all directors and executive officers as a group), is calculated by assuming the exercise or conversion of all warrants, options and convertible securities exercisable or convertible within 60 days of March 25, 1999 held by such shareholder and the nonexercise and nonconversion of all other outstanding warrants, options and convertible securities. See Footnote 20, below.

 (3) Percentage of total voting power is based upon total cumulative voting power of Class A Common Stock and Class B Common Stock combined as of March 25, 1999. Each share of Class A Common Stock entitles the holder to one vote per share on matters to be voted on by shareholders; each share of Class B Common Stock entitles the holder to five votes per share on matters to be voted on by shareholders. The percentage ownership and voting power for each shareholder (or all directors and executive officers as a group), is calculated by assuming the exercise or conversion of all warrants, options and convertible securities exercisable or convertible within 60 days of March 25, 1999 held by such shareholder and the nonexercise and nonconversion of all other outstanding warrants, options and convertible securities.

 (4) Includes 37,500 shares of Class A Common Stock and options to purchase 385,951 shares of Class A Common Stock. Does not include options to purchase 354,049 shares of Class A Common Stock which are not exercisable within 60 days of March 25, 1999.

 (5) Includes 222,500 shares of Class A Common Stock over which Mr. Rutland exercises sole voting and investment power, and options to purchase 30,000 shares of Class A Common Stock. Does not include options to purchase 65,000 shares of Class A Common Stock which are not exercisable within 60 days of March 25, 1999.

 (6) Includes options to purchase 30,000 shares of Class A Common Stock. Does not include options to purchase 65,000 shares of Class A Common Stock which are not exercisable within 60 days of March 25, 1999.

 (7) Includes 2,000 shares of Class A Common Stock and options to purchase 30,000 shares of Class A Common Stock. Does not include options to purchase 65,000 shares of Class A Common Stock which are not exercisable within 60 days of March 25, 1999.

 (8) Includes options to purchase 30,000 shares of Class A Common Stock. Does not include options to purchase 55,000 shares of Class A Common Stock which are not exercisable within 60 days of March 25, 1999.

 (9) Includes 50,000 shares of Class A Common Stock and options to purchase 30,000 shares of Class A Common Stock. Does not include options to purchase 65,000 shares of Class A Common Stock which are not exercisable within 60 days of March 25, 1999.

(10) Includes 36,400 shares of Class A Common Stock and options to purchase 213,667 shares of Class A Common Stock. Does not include options to purchase 53,333 shares of Class A Common Stock which are not exercisable within 60 days of March 25, 1999.

(11) Includes 16,000 shares of Class B Common Stock.

(12) Includes options to purchase 71,667 shares of Class A Common Stock. Does not include options to purchase 53,333 shares of Class A Common Stock which are not exercisable within 60 days of March 25, 1999.

(13) Includes options to purchase 30,000 shares of Class A Common Stock. Does not include options to purchase 65,000 shares of Class A Common Stock which are not exercisable within 60 days of March 25, 1999.

(14) Includes options to purchase 158,408 shares of Class A Common Stock. Does not include options to purchase 130,592 shares of Class A Common Stock which are not exercisable within 60 days of March 25, 1999.

(15) Includes 5,000 shares of Class A Common Stock and options to purchase 50,000 shares of Class A Common Stock. Does not include options to purchase 200,000 shares of Class A Common Stock which are not exercisable within 60 days of March 25, 1999.

(16) Includes 6,000 shares of Class A Common Stock and options to purchase 50,000 shares of Class A Common Stock. Does not include options to purchase 200,000 shares of Class A Common Stock which are not exercisable within 60 days of March 25, 1999.

(17) Includes 30,000 shares of Class A Common Stock and options to purchase 255,951 shares of Class A Common Stock. Does not include options to purchase 114,049 shares of Class A Common Stock which are not exercisable within 60 days of March 25, 1999.

(18) Includes 389,400 shares of Class A Common Stock and options to purchase 1,365,644 shares of Class A Common Stock. Does not include 1,485,356 options to purchase Class A Common Stock not exercisable within 60 days of March 25, 1999.

(19) Includes 16,000 shares of Class B Common Stock.

(20) Dr. Katz ceased to serve as a director of the Company on February 19, 1999. Table includes 1,196,003 shares of Class A Common Stock held by Dr. Katz and 2,000 shares held by his wife, options to purchase 1,827,000 shares of Class A Common Stock and 386,190 shares of Class A Common Stock issuable upon the exercise of Class D Warrants and options to purchase 30,000 shares of Class A Common Stock held by his wife.

     In Amendment No. 2 to Schedule 13D dated September 3, 1998 (the "Schedule 13D Amendment No. 2"), filed by Dr. Katz with the Securities and Exchange Commission (the "SEC"), Dr. Katz stated that he and his wife (collectively, the "Katz Parties") entered into a Settlement and Rescission Agreement to settle certain litigation with Mitchell J. Stein, HealthMed, Inc. ("HealthMed"), National Trust Properties and the Trammel Trust (collectively, the "HealthMed Parties") relating to the Stock Purchase Agreement, the Purchase Rights Agreement, the Voting Trust Agreement, each dated January 12, 1998, between Dr. Katz and HealthMed, and the Promissory Note entered into between Dr. Katz and HealthMed on January 12, 1998 (collectively the "Katz Agreements") as described in Amendment No. 1 to
     Schedule 13D filed by Dr. Katz, dated March 27, 1998. Pursuant to the terms of the Settlement and Rescission Agreement ("Settlement Agreement") and related court order, the Katz Agreements have been rescinded in their entirety as between the parties. Dr. Katz has taken the position that one effect of the Settlement Agreement is that 234,000 shares of Common Stock (which had converted into Class A Common Stock at the date the Katz Agreements were executed by operation of the Company's Articles of Incorporation which require such conversion upon transfer of the shares of Class B Common Stock into trust) should be reinstated to shares of Class B Common Stock. The Company has informed Dr. Katz that it disagrees with his claim that these shares of Class A Common Stock should be reclassified to shares of Class B Common Stock based on its interpretation of its Articles of Incorporation. (These shares are referred to below as the "Disputed shares of Class A Common Stock.") Dr. Katz is seeking a judicial determination of his rights to shares of Class B Common Stock (in lieu of the Disputed shares of Class A Common Stock) under the Company's Articles of Incorporation. If Dr. Katz obtains a determination in his favor in advance of the Meeting, the Company intends to provide to Dr. Katz the voting rights he would have enjoyed had he held these shares of Class B Common Stock on the Record Date of the Meeting. The effect of such a determination could increase Dr. Katz's voting rights by as much as 936,000 votes and his beneficial ownership to as high as 14%. Dr. Katz has further stated in his Amendment No. 3 to Schedule 13D dated September 18, 1998 ("Schedule 13D Amendment No. 3") that he is the beneficial owner of 3,264,096 share of Class A Common Stock and 619,000 shares of Class B Common Stock. Of that total, he states that he has the sole power to vote and dispose of 3,215,193 shares of Class A Common Stock and 609,000 shares of Class B Common Stock, and that his wife has the sole power to vote and dispose of 46,903 shares of Class A Common Stock and 10,000 shares of Class B Common Stock. The Schedule 13D Amendment No. 3 reports the 234,000 Disputed shares of Class A Common Stock as shares of Class B Common Stock in the number of shares of Class B Common Stock Dr. Katz reports as beneficially owned. As discussed above, the Company treats these shares as outstanding shares of Class A Common Stock. Additionally, Dr. Katz' filing appears to include canceled options to purchase 40,000 and 14,952 shares of Class A Common Stock issued to Dr. Katz and his wife, respectively, and 10,000 canceled options to exercise Class B Common Stock issued to his wife. Such options have been canceled because the options were not exercised within the defined exercise period specified by the stock option plans following the termination dates of employment.

(21) Includes options to purchase 375,000 shares of Class B Common Stock. On June 1, 1998, Dr. Katz notified the Company of his intent to exercise his right to purchase 375,000 shares of Class B Common Stock under a non-qualified stock option grant. The Company did not fulfill Dr. Katz's request for exercise of the option at that time because he previously signed a commitment letter to the Company in June 1996 in which he agreed not to exercise his option until an adequate number of Class B Shares were available. On February 19, 1999, the shareholders approved an amendment to the Company's Articles of Incorporation to reapportion the allocation of the authorized number of shares of common stock to allow for a sufficient number of shares of Class B Common Stock underlying all Class B stock options. On March 5, 1999, the Company notified Dr. Katz that it would honor his request to exercise his stock option, provided he paid the applicable federal and state withholding taxes to the Company. Dr. Katz has not made the withholding tax payments to the Company, and he disputes the Company's right to require such payments. As a result, the Company has not honored his request to exercise the option.

                                  PROPOSAL ONE
                     APPROVAL OF ISSUANCE OF MORE THAN 20%
                   OF THE OUTSTANDING SHARES OF COMMON STOCK
                           (ITEM 1 ON THE PROXY CARD)

OVERVIEW


     The Company has entered into two financing arrangements with certain investors -- an offering of shares of its Series D Convertible Preferred Stock and an investment equity line. The purpose of the financing arrangements is to raise potentially up to $18 million in capital to enable the Company to pursue its current marketing plan with respect to docosanol cream and to provide working capital for operations, including continuing current research and development programs. Because the aggregate number of shares of Class A Common Stock potentially issuable under these two arrangements may exceed 20% of the currently outstanding shares of Class A Common Stock at a purchase price below market value at the time of issuance, the Company must obtain the approval of its shareholders in accordance with the rules of The Nasdaq Stock Market, Inc. and pursuant to the financing agreements to issue more than 20% of such shares.


     Issuance and Sale of Shares of Series D Convertible Preferred Stock and Warrants. On March 22, 1999, the Company entered into a Securities Purchase Agreement (the "Preferred Stock Agreement") with certain investors (the "Series D Investors"), pursuant to which the Company has raised $2,000,000 through the issuance and sale to the Series D Investors of (i) 200 shares of Series D Convertible Preferred Stock (with the rights, preferences and privileges described in Attachment A to this Proxy Statement) (the "Series D Preferred Stock"), and (ii) an equal number of five-year warrants ("Warrants"), each exercisable into 500 shares of Class A Common Stock. The Series D Investors also will be required to purchase 100 additional shares of Series D Preferred Stock and an equal number of related Warrants for additional proceeds to the Company of $1,000,000, subject to the satisfaction of certain conditions described in the Preferred Stock Agreement. In addition, the Series D Investors will have the right to purchase up to 200 additional shares of Series D Preferred Stock and an equal number of related Warrants for additional proceeds to the Company of up to $2,000,000, subject to the satisfaction of certain conditions described in the Preferred Stock Agreement. The purchase price for one share of Series D Preferred Stock and the related Warrant is $10,000.

     The Series D Investors may convert any or all of the shares of Series D Preferred Stock that they acquire into fully paid and nonassessable shares of Class A Common Stock at a conversion rate equal to $10,000 divided by a conversion price equal to the lesser of (i) the Fixed Conversion Price (as defined below) or (ii) the Variable Conversion Price (as defined below). The "Fixed Conversion Price" is equal to (a) $1.05 per share of Class A Common Stock during the first 120 calendar days following the initial closing, and (b) thereafter, 120% of the five-day average of the closing bid prices per share of the Class A Common Stock during the five (5) trading days immediately preceding the 121st calendar day after the initial closing (subject to adjustment if the Company does not secure a line of credit for at least $2,000,000 within 110 days after the initial closing). The "Variable Conversion Price" is equal to (x) 100% of the Market Price (as defined below) during the first 75 calendar days following the initial closing for shares of Class A Common Stock and (y) thereafter, 86% of the Market Price. The Series D Investors and their respective affiliates may not convert, however, a number of shares of Series D Preferred Stock that would result in their beneficial ownership exceeding 4.99% of the total outstanding shares of Class A Common Stock following such conversion.

     In addition, the exercise price of the Warrants is equal to (i) $1.05 per share of Class A Common Stock during the first 120 calendar days after the initial closing, and (ii) thereafter, 120% of the five-day average of the closing bid prices of the Class A Common Stock immediately preceding the 121st calendar day (subject to adjustment in the event that the Company does not secure a line of credit for at least $2,000,000 within the first 110 days after the initial closing).

     Equity Line Agreement. The Company also entered into a Class A Common Stock Investment Agreement (the "Equity Line Agreement") with an investment fund (the "Equity Line Investor"). Pursuant to the Equity Line Agreement, the Company may cause the Equity Line Investor to purchase up to $10,000,000 in shares of Class A Common Stock (the "Equity Line Shares"). The Company will sell the Equity Line Shares at the higher of (i) a six percent (6%) discount from market price of the shares of Class A Common Stock or (ii) subject to certain stock price and trading volume conditions, a designated fixed price set by the Company. The Company must satisfy certain other conditions, including the approval of this proposal by the Company's shareholders. The Equity Line Agreement also gives to the Equity Line Investor the option to purchase up to an additional $3,000,000 in shares of Class A Common Stock by purchasing such shares in amounts equal to 30% of the respective dollar amounts that the Company sets forth in its "put" notices to the Equity Line Investor.

     The Equity Line Agreement and the Preferred Stock Agreement are referred to below, collectively, as the "Investment Agreements." A summary of certain terms and conditions of the Series D Preferred Stock, Warrants and the Investment Agreements are described in Attachment A to this Proxy Statement.


     Requirement of Shareholder Approval. The Class A Common Stock is traded on the Nasdaq National Market System. Nasdaq requires the Company to obtain shareholder approval in connection with the sale or issuance of shares of its Class A Common Stock (or securities convertible into or exercisable for shares of Class A Common Stock) when (i) the number of additional shares of Class A Common Stock being issued equals or exceeds 20% of the number of shares of Class A Common Stock that are outstanding prior to such sale or issuance and (ii) the shares of Class A Common Stock will be sold at a price per share which is less than the greater of the (x) per share book value or (y) per share market value of the shares of Class A Common Stock at the time of such sale or issuance. The Company is seeking shareholder approval of this proposal, because the aggregate number of shares of Class A Common Stock issuable under the Preferred Stock Agreement and the Equity Line Agreement likely will exceed 20% of the currently outstanding shares of Class A Common Stock, and will be less than the per share market value at the time of issuance.


     If the shareholders approve this proposal, then the Company will apply to list on Nasdaq the additional shares of Class A Common Stock to be issued under the Investment Agreements.

EFFECT OF THE FAILURE TO APPROVE THIS PROPOSAL

     Failure to obtain shareholder approval of this proposal (i) will make unavailable to the Company the financing pursuant to the Equity Line Agreement so long as any shares of Series D Preferred Stock are outstanding, (ii) will limit the number of shares of Class A Common Stock that can be issued, (iii) may result in the Company paying certain penalties and/or redeeming certain shares of Series D Preferred Stock at a premium, and (iv) will limit the Company's ability to finance continuing operations. The Company has agreed, among other things, to pay certain penalties under the Preferred Stock Agreement if the Meeting is not held on or before May 31, 1999 or if this proposal is not approved by the shareholders at the Meeting. In addition, if the Series D Investors are not able to exercise their conversion rights because the Company has not received approval for the issuance of greater than 20% of the outstanding shares of Class A Common Stock, then the Series D Investors may, with respect to the unconverted shares of Series D Preferred Stock, require the Company to redeem and retain such shares of Series D Preferred Stock. If the Company is unable or refuses to redeem such shares, then the Series D Investors may cause the Company to be delisted from Nasdaq.

CERTAIN RISKS OF THE ISSUANCE OF SHARES OF SERIES D PREFERRED STOCK AND WARRANTS AND SHARES OF CLASS A COMMON STOCK UNDER THE EQUITY LINE

     Potential Dilution. Due to the indeterminate nature of the conversion price of the shares of Series D Preferred Stock and the exercise price of the Warrants, the number of shares of Class A Common Stock potentially issuable cannot be determined, potentially resulting in substantial dilution to the ownership interest of existing holders of Class A Common Stock. This dilution will be in addition to the dilution resulting from the issuance and sale of shares of Class A Common Stock under the Equity Line Agreement. Approval of this proposal will increase the potential for dilution of the ownership interests of existing holders of Class A Common Stock.

     Resale of Shares. The Company has granted registration rights to the holders of (i) the shares of Class A Common Stock issuable upon the conversion of the Series D Preferred Stock and the exercise of the Warrants and (ii) shares of Class A Common Stock pursuant to the Equity Line Agreement. Consequently, a large number of shares of Class A Common Stock is likely to become freely tradeable without restriction under the Securities Act of 1933. Such sales could materially and adversely affect the market price of the Class A Common Stock.

RECOMMENDATION


     The affirmative vote of the holders of a majority of the Shares of the Company present in person or represented by proxy at the Meeting and voted is required for the approval of the foregoing proposal. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE ISSUANCE OF MORE THAN 20% OF THE OUTSTANDING SHARES OF CLASS A COMMON STOCK.


                                 OTHER BUSINESS

     The Company knows of no other matters to be submitted at the Meeting. If any other matters are properly brought before the Meeting or any adjournment thereof, it is the intention of the persons named in the enclosed proxy to vote the Shares that they represent in accordance with their judgment.

     We urge you as a Shareholder to complete, date, sign and promptly return the enclosed proxy card.

                                          By Order of the Board of Directors
                                          /s/ Gregory P. Hanson
                                          GREGORY P. HANSON
                                          Secretary

San Diego, California

                                  ATTACHMENT A

         SUMMARY DESCRIPTION OF THE PREFERRED STOCK AGREEMENT, SERIES D
          PREFERRED STOCK, THE WARRANTS AND THE EQUITY LINE AGREEMENT

     The following summary is qualified in its entirety by the terms and provisions of the final versions of the Preferred Stock Agreement, the Equity Line Agreement and related agreements, copies of which the Company has filed with the SEC.

DESCRIPTION OF THE PREFERRED STOCK AGREEMENT

     Pursuant to the Preferred Stock Agreement, the Company may sell up to 500 shares of the Series D Preferred Stock (and related Warrants) at a price per share of $10,000 for an aggregate purchase price of up to $5,000,000. A summary description of the offering of Series D Preferred Stock to the Series D Investors follows:

     - At the initial closing, the Company sold and issued 200 shares of Series D Preferred Stock to the Series D Investors for an aggregate purchase price of $2,000,000.

     - Subject to the Company's satisfaction of various closing conditions, the Series D Investors will be required to purchase (i) 100 additional shares of Series D Preferred Stock for the aggregate purchase price of $1,000,000 under the same terms and conditions as the initial closing (revised to reflect the Company's then current market price of its Class A Common Stock) and (ii) an equal number of related Warrants. These conditions include, among other things, shareholder approval for the issuance of more than 20% of the outstanding shares of Class A Common Stock pursuant to conversion of the shares of Series D Preferred Stock.

     - Subject to the Company's satisfaction of various closing conditions, the Series D Investors will have the right to purchase up to 200 additional shares of Series D Preferred Stock and an equal number of related Warrants for the aggregate purchase price of $2,000,000.

DESCRIPTION OF SERIES D PREFERRED STOCK

     Conversion Price. The Company's Board of Directors has designated 500 shares of the Company's 10,000,000 authorized shares of Preferred Stock as Series D Preferred Stock. The Series D Investors may convert any or all of the shares of Series D Preferred Stock that they acquire into fully paid and nonassessable shares of Class A Common Stock at a conversion rate equal to $10,000 divided by a conversion price equal to the lesser of (i) the Fixed Conversion Price (as defined below) or (ii) the Variable Conversion Price (as defined below). The "Fixed Conversion Price" is equal to (a) $1.05 per share of Class A Common Stock during the first 120 calendar days following the initial closing, and (b) thereafter, 120% of the five-day average of the closing bid prices per share of the Class A Common Stock during the five (5) trading days immediately preceding the 121st calendar day after the initial closing (subject to adjustment if the Company does not secure a line of credit for at least $2,000,000 within 110 days after the initial closing). The "Variable Conversion Price" is equal to (x) 100% of the Market Price (as defined below) during the first 75 calendar days following the initial closing for shares of Class A Common Stock and (y) thereafter, 86% of the Market Price. "Market Price" is defined as the lower of (i) the average of the five lowest closing bid prices per share of Class A Common Stock on the Nasdaq National Market System during the 25 trading days immediately preceding a given date of determination (ii) or the closing bid price per share of Class A Common Stock on the Nasdaq National Market System on the date of determination.

     Dividend Rate and Voting Rights. A cumulative dividend of 5% per annum is payable either quarterly in cash or upon conversion in shares of Class A Common Stock, at the Company's option. Holders of Series D Preferred Stock shall have no voting rights, except as required by law, and as expressly provided in the Certificate of Determination for Series D Preferred Stock. In particular, the rights of the shares of Class A Common Stock shall be subject to the preferences and relative rights of the shares of Series D Preferred Stock. In addition, the Company will require the prior express written consent of the holders of not less than two-thirds of the then outstanding shares of Series D Preferred Stock to effect certain transactions, including

(i) the authorization or issuance of additional or other capital stock that is of rank senior to or equal in status to the Series D Preferred Stock and (ii) any amendment to the Company's Articles of Incorporation or By-laws which would impair the rights or relative priority of the holders of Series D Preferred Stock relative to the holders of the Class A Common Stock or the holders of any other class of capital stock. Furthermore, in the event of the merger or consolidation of the Company with or into another corporation, the shares of Series D Preferred Stock shall maintain their relative powers, designations and preferences provided for in the Certificate of Determination.

     Automatic Conversion. Any shares of Series D Preferred Stock still outstanding five years from issuance automatically convert into Class A Common Stock at the then applicable conversion price.

     Company's Right to Force Conversion. Immediately following at least (i) 90 consecutive calendar days of effectiveness of the registration statement (described below) and (ii) 30 consecutive trading days during which the Company's Class A Common Stock closes at 200% of the Fixed Conversion Price in effect at the beginning of such 30-day period, the Company may elect to deliver a notice of conversion to the Series D Investors ("Forced Conversion Notice"). Upon receipt of a Forced Conversion Notice, a Series D Investor is required to convert the shares of Series D Preferred Stock held by such Series D Investor and specified within such Forced Conversion Notice within 30 to 40 trading days immediately following receipt of such Forced Conversion Notice ("Forced Conversion Period"). The notice will be null and void under certain conditions, including if at any time during the Forced Conversion Period either (i) the Company's Class A Common Stock is suspended from trading, (ii) the effectiveness of the registration statement is suspended or (iii) the closing bid price of the Company's Class A Common Stock during each day of the Forced Conversion Period is less than 85% of the closing bid price on the trading day immediately preceding receipt of the Forced Conversion Notice.

     Company's Options to Redeem. Upon at least 30 trading days written notice, the Company may elect to redeem, on the date which is the third anniversary of effectiveness of the registration statement, all of the outstanding shares of Series D Preferred Stock at a price per share equal to 120% of the purchase price ($10,000) plus accrued but unpaid dividends, if any. In addition, the Company may make a redemption election stating that, if any shares of Series D Preferred Stock are presented for conversion during the thirty calendar days beginning on the fifth business day following receipt of such notice by the Series D Investors at a conversion price which is less than $1.00 per share, then the Company intends to redeem those shares of Series D Preferred Stock at a price per share equal to the product of (x) the number of shares otherwise issuable upon conversion of each share of Series D Preferred Stock and (y) the closing market price of the Class A Common Stock on the day such shares of Series D Preferred Stock are presented for conversion. The Company may specify that it will redeem up to a certain dollar amount of conversions, while allowing conversions on the remaining portion. The Company may terminate the redemption period anytime by delivering to the Series D Investors a termination notice. If the Company fails to complete a redemption pursuant to its giving notice of its intent to redeem shares of Series D Preferred Stock, then the Company will need to seek Series D Investor consent prior to delivering any additional notices of intent to redeem shares of Series D Preferred Stock.

     Registration Rights. The Company has agreed to file a registration statement covering the shares of Class A Common Stock underlying the shares of Series D Preferred Stock within 45 days of the initial closing and use its best efforts to cause such registration statement to become effective as soon as practicable. If such registration statement has not been declared effective by the 75th calendar day following the initial closing, both the Fixed Conversion Price and the Variable Conversion Price would be reduced by 1.5%, and would be reduced further by an additional 0.05% for each calendar day thereafter until such registration statement became effective and the Series D Investors can sell under the registration statement.

DESCRIPTION OF THE WARRANTS.

     Each five-year Warrant is exercisable into 500 shares of Class A Common Stock. The exercise price of the Warrants is equal to (i) $1.05 per share of Class A Common Stock during the first 120 calendar days, and (ii) thereafter, 120% of the five-day average of the closing bid prices of the Class A Common Stock immediately preceding the 121st calendar day after the initial closing (subject to adjustment in the event that the Company does not secure a line of credit for at least $2,000,000 within the first 110 days after the initial closing).

DESCRIPTION OF EQUITY LINE AGREEMENT

     Up to $13,000,000 in shares of Class A Common Stock ($10,000,000 at the option of the Company and $3,000,000 at the option of the Equity Line Investor) can be issued under the terms and conditions of the Equity Line Agreement.

     Term. The Equity Line Agreement automatically terminates upon the earlier of (i) when the Equity Line Investor has purchased an aggregate of $10,000,000 in shares of Class A Common Stock (excluding the $3,000,000 option of the Equity Line Investor), (ii) on the date that is 24 months after the effective date of the related registration statement, or (iii) the date that is 30 months after January 22, 1999, the date of the Equity Line Agreement.

     Company Right to Put Stock. At any time during effectiveness of the registration statement described below, the Company may deliver put notice(s) to the Equity Line Investor which specify a minimum dollar amount of Class A Common Stock that the Company requires the Equity Line Investor to purchase within the next 25 business days following receipt of such put notice ("Purchase Period"). Put notice(s) generally can be reactivated every 30 business days. The market price of Class A Common Stock must be equal to or greater than $1.00 when the Company delivers put notices(s) to the Equity Line Investor.

     Purchase Amount Upon Put and Other Terms. Upon receipt of a put notice, the Equity Line Investor is required to purchase the dollar amount of Class A Common Stock equal to the lesser of (i) a minimum dollar amount determined by the Company (the "Minimum Dollar Amount"); (ii) $1,000,000; and (iii) 12% of the applicable dollar value of the Company's Class A Common Stock traded during the 20 trading days following receipt of such put notice (in either case, the "Investor Obligation Amount" during each Purchase Period.) The Company has an option to elect, in connection with each put notice, a minimum purchase price per share of Class A Common Stock ("Minimum Purchase Price"). The price per share at which the Equity Line Investor must purchase shares ("Purchase Price") equals the greater of (i) 94% of the lowest daily dollar volume-weighted average price of the Class A Common Stock during the six business days including and immediately preceding the date of delivery of each respective Purchase Notice or
(ii) the Minimum Purchase Price. The Equity Line Investor must purchase at least the Investor Obligation Amount by the end of the applicable Purchase Period. During the first 12 months of the Equity Line Agreement, the Company is required to deliver a number of put notices such that the Equity Line Investor is caused to purchase an Investor Obligation Amount of $2,500,000. If the Company fails to do so, then the Company must immediately pay the Equity Line Investor $150,000 in cash. Upon execution of the Equity Line Agreement, the Company paid to the Equity Line Investor $100,000 in cash. The Company also will provide the Equity Line Investor with an additional $150,000 in the aggregate, payable either in cash or unrestricted shares of the Class A Common Stock, depending on whether the related registration statement is filed on or before August 15, 1999 and whether the SEC declares such registration statement effective on or before 45 days or 75 days after the filing date of such registration statement.

     Registration Rights. The Company has agreed to file a registration statement for the shares of the Class A Common Stock to be purchased by the Equity Line Investor on or prior to August 15, 1999, provided however, that the Company cannot file the registration statement within 45 days after the registration statement for the Series D Preferred Stock transaction has been declared effective.

                             AVANIR PHARMACEUTICALS

                       9393 Towne Centre Drive, Suite 200
                        San Diego, California 92121-3016

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS



        The undersigned hereby constitutes and appoints Gerald J. Yakatan and Gregory P. Hanson, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Special Meeting of Shareholders of AVANIR Pharmaceuticals to be held at the Company's offices at 9393 Towne Centre Drive, Suite 200, San Diego, California 92121, on May 11, 1999, at 11:00 a.m., local time, and at any adjournments thereof, and to vote as designated.



THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ISSUANCE OF MORE THAN 20% OF THE OUTSTANDING SHARES OF COMMON STOCK.


PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.


                      YOUR VOTE IS IMPORTANT! PLEASE VOTE.

                           (Continued on reverse side)

                                  BACK OF CARD

--------------------------------------------------------------------------------

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE FOLLOWING
PROPOSAL:


1. TO APPROVE THE ISSUANCE OF MORE THAN 20% OF THE OUTSTANDING SHARES OF COMMON STOCK

--------------------------------------------------------------------------------
        Vote For ____           Vote Against ____             Abstain ____
--------------------------------------------------------------------------------

2.      AND TO VOTE ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE
        MEETING

                                    Dated:                                , 1999

                                    Signature of Shareholder(s)

                                    Signature of Shareholder(s)

                                    Please sign exactly as name appears hereon.
                                    When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

THANK YOU FOR VOTING



                                      B-2